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                                                                   EXHIBIT(d)(2)


                    [Letterhead of Eastman Chemical Company]

November 12, 1999

Mr. John R. Stevenson
Chairman
McWhorter Technologies, Inc.
400 East Cottage Place
Carpentersville, IL 60110

Dear Mr. Stevenson:

       In connection with a possible transaction (the "Transaction") between us or one of our affiliates (collectively, "we" or "us") and McWhorter Technologies, Inc. (the "Company"), we have requested information concerning the Company. As a condition to our being furnished such information, we agree to treat as confidential, in accordance with the provisions of this letter, any such information (herein collectively referred to as the "Evaluation Material") concerning the Company (whether prepared by us, the Company, or any of their or our agents or advisors, or otherwise) that is to be, or has been, furnished to us by or on behalf of the Company, and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" includes all non-public information concerning the Company and its operations, including but not limited to, any information regarding products, projects, business plans, programs, plants, processes, equipment, financial data and customers and includes such portions of all notes, analyses and studies prepared by us or our representatives (which term shall include, without limitation, affiliates, managers, officers, employees, agents, attorneys, capital sources, lenders, affiliates and advisors) which reflect or are based upon, in whole or in part, the non-public information furnished to us or our representatives pursuant hereto. The Evaluation Material does not include information that (i) is already in our possession, as evidenced by our written records, from a source other than the Company or its representatives, (ii) is or becomes generally available to the public other than as a result of a disclosure by us or our representatives
(iii) becomes available to us or our representatives on a non-confidential basis from a source other than the Company or its representatives; provided, however, that such source has legitimate possession of such information and is not under any obligation to keep such information confidential.


       We hereby agree that the Evaluation Material will be used by us and our representatives solely for the purpose of evaluating the Transaction, will not be used in any way detrimental to the Company, and will be kept confidential by us; provided, however, that (i) any such information may be disclosed to our representatives who need to know such information for the purpose of evaluating the Transaction (it being



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understood that such representatives shall be informed by us of the confidential nature of such information and shall be directed by us to treat such information confidentially) and (ii) any disclosure of such information may be made to which the Company consents in writing.

       In the event that we receive a request to disclose all or any part of the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, we agree to (i) immediately notify the Company of the existence, terms, and circumstances surrounding such a request so that the Company may take action to seek an appropriate protective order and/or waive our compliance with the provisions of this agreement, and (ii) if disclosure of all or part of such requested information is required in the written opinion of our counsel, exercise reasonable efforts to obtain an order or other reliable assurance that (x) confidential treatment will be accorded to the portion of the requested information that is required to be disclosed and (y) only that portion of the Evaluation Material required to be publicly disclosed is so disclosed.

       In addition, without the prior written consent of the Company, neither we nor our representatives will disclose to any person (i) that we and the Company are having or have had discussions or negotiations concerning the Transaction,
(ii) that we have received Evaluation Material, (iii) that we are considering the Transaction or (iv) any of the terms, conditions, or other facts with respect to the Transaction, including the status thereof; provided, however, that we may make such disclosure if it has received the written opinion of counsel that such disclosure must be made by it in order that it not commit a violation of law or regulation and, prior to such disclosure, it provides notice to the Company reasonably practicable under the circumstances regarding, and shall consult with the Company and its counsel concerning, the Transaction or the Evaluation Material shall be made to Lehman Brothers Inc. (Mr. Paul Collins or another member of the Lehman Brothers team), or another representative of the Company designated by it in writing, and not to any director, officer or employee of the Company or to any of the Company's suppliers or customers.

       The confidentiality and non-use obligations set forth in this agreement shall continue for a period of two (2) years from the date of this letter.

       Although the Company has endeavored to include in the Evaluation Material information known to it that it believes to be relevant for the purpose of our investigation, we understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material.

       At the Company's request or in the event that we do not proceed with the Transaction that is the subject of this letter within a reasonable time, we shall promptly



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redeliver to the Company all written Evaluation Material and we shall destroy any other written material containing or reflecting the Evaluation Material (whether prepared by us, the Company, their or our advisors, representatives or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. Notwithstanding the return of the Evaluation Material, we and our representatives will continue to be bound by the confidentiality and other obligations hereunder.

       We hereby acknowledge that the Evaluation Material is being furnished to us in consideration of our agreement that, for a period of one hundred and eighty (180) days from the date hereof, neither we nor our affiliates (as defined in Rule 12b-2 under the Exchange Act) will (nor will we assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Board of Directors of the Company:

       (1) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange
           Act) of any of the assets or businesses of the Company or any securities issued by the Company, or any rights or options to acquire such ownership (including from a third party), or make any public announcement (or request permission to make any such announcement) with respect to any of the foregoing; or

       (2) seek or propose to influence or control the management or the policies of the Company or to obtain representation on the Company's Board of Directors, or solicit, or participate in the solicitation of any proxies or consents with respect to any securities of the Company, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; or

       (3) take any action which might require the Company to make a public announcement regarding the types of matters set forth in subparagraphs (1) (2) above; or

       (4) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

       (5) seek to have the Company amend or waive any provision of this paragraph (the "Standstill Paragraph").

       We hereby acknowledge that the Evaluation Material is being furnished to us also in consideration for our agreement that, for a period of one (1) year beginning on the date of this letter agreement, neither we nor any of our affiliates will hire any of the members of management or any other current employees of the Company, without

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obtaining prior written consent of the Company, except that we shall not be precluded from hiring any such employee who: (A) initiates discussions regarding such employment without any solicitation by us; (B) responds to any public advertisement placed by us in periodicals of general circulation; (C) has been terminated by Company or its contractor prior to commencement of employment discussions between us and such employee; or (D) is solicited by a placement firm or similar organization so long as we have not provided to that organization the name or other information concerning company or such employee; or (E) had been in discussions with us regarding such employment prior to the date of this letter.

       If at any time during such period we are approached by any third party concerning our or their participation in a transaction involving the assets or businesses of the Company or securities issued by the Company, we will promptly inform the Company of the nature of such contact and the parties thereto.

       We agree that remedies at law for any actual or threatened breach by it or its representatives of the covenants contained in this agreement would be inadequate and that the Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this agreement, in addition to all other remedies available to the Company.

       It is further understood and agreed that no failure or delay by the Company in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder. Any agreement set forth herein may be modified or waived only by a separate writing executed by the Company and us expressly so modifying or waiving such agreement.

       We agree that unless and until a definitive agreement between us and the Company with respect to the Transaction has been executed and delivered, neither we nor our affiliates nor the Company will be under any legal obligation of any kind whatsoever with respect to such Transaction except for the matters specifically agreed to in this letter. We further agree (i) that the Company shall have no obligation to authorize or pursue with us or nay other party and transaction referred to in the first paragraph of this letter and we understand that the Company has not, as of the date hereof, authorized any such transaction and (ii) that the Company and its representatives shall be free to conduct any process for any transaction involving the Company if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person) and that any procedures relating to such process or transaction may be changed at any time without notice to us or any other person.

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       If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

       This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when one or more counterparts have been signed by all three parties and delivered to all parties, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. This letter agreement supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written of the parties in connection herewith. No covenant or condition or representation not expressed in this letter agreement shall affect or otherwise be effective to interpret, change or restrict this letter agreement. No modification, waiver, termination, rescission, discharge or cancellation of this letter agreement and no waiver of any provision of or default under this letter agreement shall affect the right of any party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar. Any agreement set forth herein may be modified or waived only by a separate writing executed by the Company and us expressly so modifying or waiving such agreement.

       This letter shall be governed by, and construed in accordance with, the laws of the State of Illinois.

       If the Company is in agreement with the foregoing, please sign and return one copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.

                                  Respectfully,

                                  EASTMAN CHEMICAL COMPANY

                                  By:  /s/  Leonard Hite, Jr.
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                                  Name: Leonard Hite
                                       -----------------------
                                  Date: 11/12/99
                                       -----------------------

Confirmed and Agreed to:

LEHMAN BROTHERS INC.,
As financial advisor to



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McWHORTER TECHNOLOGIES, INC.

By: /s/ PAUL COLLINS
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Name: Paul Collins
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Date: 11/15/99
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McWHORTER TECHNOLOGIES, INC.

By: /s/ JOHN STEVENSON
   ---------------------------
Name: John R. Stevenson
     -------------------------
Date: 12/10/99
     -------------------------


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